Liberty Silver Corp.

675 Sierra Rose Drive, Suite 112

Reno, NV  89511

March 28, 2011

Karl Hiller

Branch Chief

Division of Corporate Finance

Securities and Exchange Commission

100 F Street, N.E., Stop 7010

Washington, D.C. 20549

Re:

Liberty Silver Corp.

Form 10-K for Fiscal Year ended June 30, 2010

Form 10-Q for Fiscal Quarter ended September 30 and December 31, 2010

Filed October 13, 2010

File No. 333-150028

Dear Mr. Hiller:

In connection with our 10-K/A filing and our supplemental written responses to your comment letter dated March 4, 2011, Liberty Silver Corp., a Nevada corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Liberty Silver Corp.

/s/ John Pulos, Chief Financial Officer